Exhibit 4.18

November 2008

UBS LIMITED

MERRILL LYNCH INTERNATIONAL

ENCUENTRO LIMITED

THE ROYAL BANK OF SCOTLAND GROUP PLC

FIRST SUBSCRIPTION AND TRANSFER
DEED
relating to
ENCUENTRO LIMITED

THIS DEED is made on           November 2008

Between:

(1)	UBS LIMITED, a company incorporated under the laws of England and Wales with registered number 2035362, whose registered office is at 1 Finsbury Avenue, London EC2M 2PP (UBS);

(2)
MERRILL LYNCH INTERNATIONAL, a company incorporated under the laws of England and Wales with registered number 02312079, whose registered office is at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ (Merrill Lynch and, together with UBS, the Joint Sponsors);

(3)	ENCUENTRO LIMITED, a company incorporated in Jersey with registered number 99953, whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG (the Company); and

(4)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated under the laws of Scotland with registered number 45551, whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (RBSG).

Whereas:

(A) As at the date of this Deed the Company has an authorised share capital of 200 Ordinary Shares, 500,000,000 “A” Preference Shares and 500,000,000 “B” Preference Shares, of which 100 Ordinary Shares will, at the time of Admission, be issued and held as to 89 per cent. by RBSG and as to 11 per cent. by the Subscriber.

(B) The Commissioners of Her Majesty’s Treasury (HM Treasury) and RBSG, among others, have entered into a placing and open offer agreement effective as of 13 October 2008 (the Placing Agreement), pursuant to which, subject to the conditions stated therein, RBSG Ordinary Shares are to be placed at 65.5 pence per share with placees procured by the Joint Sponsors, subject to clawback by ordinary shareholders of RBSG pursuant to an open offer, and, to the extent not placed with such placees or acquired by such ordinary shareholders, are to be taken up by HM Treasury.

1. Interpretation

1.1 In this Deed, the following expressions shall have the following meanings:

“A” Preference Shares means redeemable “A” preference shares of £0.01 each in the capital of the Company having the rights set out in the Articles of Association;

Articles of Association means the articles of association of the Company;

“B” Preference Shares means redeemable “B” preference shares of £0.01 each in the capital of the Company having the rights set out in the Articles of Association;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London and Edinburgh;

Dealing Day means a day on which London Stock Exchange plc’s main market for listed securities is open for business;

Encumbrance means any mortgage, charge (whether legal or equitable and whether fixed or floating), security, lien, pledge, option, right to acquire, right of pre-emption, equity, assignment, hypothecation, title retention, claim, restriction or power of sale;

Further Ordinary Shares has the meaning given to it in the Second Subscription and Transfer Agreement;

HM Treasury’s Placing Costs means:

(i)	the commissions payable by RBSG to HM Treasury under clause 8.1 of the Placing Agreement; and

(ii)
those other costs, expenses, Taxes or amounts payable or reimbursable by RBSG to HM Treasury under the Placing Agreement which are notified by HM Treasury to RBSG and the Joint Sponsors prior to Admission, to the extent HM Treasury does not, pursuant to clause 8.4 of the Placing Agreement, deduct such commissions, costs, expenses, Taxes or amounts from any payment to be made by it under clause 6.3 of the Placing Agreement;

Joint Sponsors’ Placing Costs means:

(i)	the fees payable by RBSG to each of the Joint Sponsors as agreed pursuant to clause 8.3 of the Placing Agreement; and

(ii)	those other costs, expenses, Taxes or amounts payable or reimbursable by RBSG to each of the Joint Sponsors under the Placing Agreement, the Option Agreement or this Deed,

and the case of (ii) which are notified by either of the Joint Sponsors to RBSG prior to Admission and in all cases excluding any amounts which are payable at the discretion of RBSG;

Ogier means Ogier, solicitors and advocates of Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG;

Option Agreement means the letter agreement entered into as a deed between the Joint Sponsors, the Company and RBSG on the date of this Deed regarding, among other things, the subscription by the Subscriber for Ordinary Shares;

Ordinary Shares means ordinary shares of £1.00 each in the capital of the Company;

RBSG Ordinary Shares means ordinary shares of 25 pence each in the capital of RBSG;

Receiving Agent Agreement means the deed of appointment and instruction appointing Computershare Investor Services plc as receiving agents and registrars to the Placing and Open Offer to be entered into on or about the date of this Deed, setting out, among other things, the arrangements governing the ownership and application of the funds standing to the credit of the Transaction Bank Account;

Second Subscription and Transfer Deed means the deed entitled “Second Subscription and Transfer Deed” to be entered into on the date of this Deed between the Joint Sponsors, the Company and RBSG;

Sponsor Indemnified Person means any UBS Indemnified Person and any Merrill Lynch Indemnified Person;

Subscriber means UBS or, if RBSG elects by written notice to the other parties to this Deed, such notice to be received at least 3 Business Days prior to Admission, and otherwise subject to clause 8.4 below, Merrill Lynch;

Subscriber Ordinary Shares means the 11 Ordinary Shares to be subscribed for by the Subscriber pursuant to the Option Agreement;

Subscription Amount means the amount standing to the credit of the Transaction Bank Account in cleared funds immediately prior to Admission less:

(a)           the Joint Sponsors’ Placing Costs;

(b)           HM Treasury’s Placing Costs, if applicable;

(c)	the Scale-Back Amounts (as defined in the Receiving Agent Agreement) as notified to the Joint Sponsors; and

(d)
the fixed elements of the fees of Computershare Investor Services PLC in connection with the Placing and Open Offer as agreed with the Company and as notified to the Joint Sponsors which Computershare Investor Services PLC is entitled to deduct from the sums standing to the credit of the Transaction Bank Account in accordance with the terms of the Receiving Agent Agreement;

Tax or Taxation means all forms of taxation and statutory, governmental, state, provincial, local, governmental or municipal impositions, duties, contributions and levies in each case whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a person or otherwise and all penalties, charges, costs and interest relating thereto;

Transaction means the transactions and arrangements contemplated by the Transaction Documents;

Transaction Bank Account means the bank account referred to in clause 2.4 of the Placing Agreement, being the “Acceptance Account” as defined in the Receiving Agent Agreement;

Transaction Documents means this Deed, the Second Subscription and Transfer Deed, the Placing Agreement, the Receiving Agent Agreement, the Option Agreement

and all documents entered into pursuant to or in connection with such deeds and agreements; and

Warranties means the representations and warranties given by the Company and RBSG set out in Schedule 1.

Capitalised terms used in this Deed, unless otherwise defined herein, shall have the meaning given to them in the Placing Agreement.

1.2 In this Deed, unless the context otherwise requires:

(a)	references to “persons” shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and shall not affect the construction of this Deed;

(c)
any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any such amendment, consolidation or re-enactment after the date of this Deed would increase or extend the liability of any person hereunder;

(d)	references to “pounds”, “£” and “pence” are references to the currency of the United Kingdom;

(e)	any schedule to this Deed shall take effect as if set out in this Deed and references to this Deed shall be deemed to include its schedules;

(f)
when construing any provision relating to VAT, any reference in this Deed to any person shall (where appropriate) be deemed, at any time when such person is a member of a group of companies for VAT purposes, to include a reference to the representative member of such group at such time; and

(g)	references to a Joint Sponsor in clauses 4.5 and 4.6 and clauses 4.8 to 4.13 of this Deed shall be deemed to include any other Sponsor Indemnified Person of the relevant Joint Sponsor.

2. Subscription for “A” Preference Shares

2.1 Upon and subject to the terms and conditions of this Deed and in reliance on the Warranties contained herein, the Subscriber agrees to subscribe for, and the Company agrees to allot and issue to the Subscriber, 150,000,000 “A” Preference Shares (the Subscriber “A” Preference Shares), free from all Encumbrances and together with all rights attaching thereto and on the condition that immediately following such allotment and following payment of the Subscription Amount to the Company (or as the Company directs) the Subscriber “A” Preference Shares are transferred by the Subscriber to RBSG as provided in clause 3.1.

2.2 In consideration of the agreement to allot, and following the allotment of, the Subscriber “A” Preference Shares, and subject to clause 2.3 below, the Subscriber hereby undertakes to procure the payment of the Subscription Amount from the Transaction Bank Account to the Company (or as the Company directs) immediately before the transfer of the Subscriber “A” Preference Shares to RBSG pursuant to this Deed, and in any event by no later than 5.00 p.m. (or as otherwise agreed between the parties) on the date of Admission (the Payment Undertaking).  Each Subscriber “A” Preference Share so allotted shall be credited as fully paid against the Payment Undertaking.

2.3 The obligations of the Subscriber and the Company pursuant to clauses 2.1 and 2.2 of this Deed are conditional upon the Placing Agreement becoming unconditional in all respects and not having been terminated in accordance with its terms, at which time allotment of the Subscriber “A” Preference Shares to the Subscriber shall occur and the Payment Undertaking shall become effective.

2.4 For the avoidance of doubt, the Subscriber shall be under no obligation:

(a)	to procure the payment of the Subscription Amount from the Transaction Bank Account to the Company (or as the Company directs) until Admission has taken place; or

(b)	to subscribe for “A” Preference Shares in an amount in excess of the Subscription Amount (without prejudice to the Payment Undertaking).

2.5 Following allotment as aforesaid, the Company shall procure that, within the jurisdiction of Jersey, the name of the Subscriber shall be entered in the register of members of the Company (itself held in Jersey) in respect of the “A” Preference Shares allotted to it and prepare and deliver to the Subscriber (or as the Subscriber directs):

(a)	a share certificate evidencing the number of “A” Preference Shares allotted and issued to it; and

(b)
a copy of the minutes of the board meeting approving the allotment and the updated register of members (the name of the Subscriber having been entered into the register), certified as a true copy by the secretary or a director of the Company.

2.6 For the avoidance of doubt, nothing in this Deed shall confer or impose on any Placee (including HM Treasury) or any Qualifying Shareholder any right or obligation (conditional or otherwise) to subscribe for or acquire any Ordinary Shares, Subscriber “A” Preference Shares or Subscriber “B” Preference Shares.

3. Sale

3.1 Subject to (i) the Placing Agreement becoming unconditional in all respects and not having been terminated in accordance with its terms and (ii) the Subscriber “A” Preference Shares having been allotted to the Subscriber in accordance with clause 2, the Subscriber shall, immediately following such allotment and following payment of the Subscription Amount to the Company (or as the Company directs), transfer to RBSG:

(a)	the Subscriber Ordinary Shares allotted and issued to it pursuant to the Option Agreement; and

(b)	the Subscriber “A” Preference Shares allotted and issued to it pursuant to clause 2,

in each case fully paid up.

3.2 The transfer of the Subscriber Ordinary Shares and the Subscriber “A” Preference Shares pursuant to clause 3.1, together with the transfer of the Further Ordinary Shares and the Subscriber “B” Preference Shares pursuant to the Second Subscription and Transfer Deed, shall be the consideration for the allotment and issue by RBSG of the RBSG Ordinary Shares as set out in the Placing Agreement, provided that the value of the consideration allocated to the Subscriber Ordinary Shares and the Further Ordinary Shares shall respectively be £11.00 and £12.00, and the remainder of the consideration shall be allocated to the Subscriber “A” Preference Shares and the Subscriber “B” Preference Shares.

3.3 The obligation of the Subscriber to transfer Subscriber “A” Preference Shares and Subscriber Ordinary Shares pursuant to clause 3.1 shall be satisfied by the execution of and the delivery to RBSG, or as it may direct, of duly executed stock transfer forms in favour of RBSG (the originals being kept in Jersey insofar as reasonably practicable) together with the share certificates in respect of the Subscriber “A” Preference Shares and Subscriber Ordinary Shares transferred pursuant to clause 3.1.

3.4 The Company shall hold a board meeting in the United Kingdom at which it shall be resolved that the transfers relating to the Subscriber “A” Preference Shares and Subscriber Ordinary Shares shall be approved for registration, subject to performance by the Subscriber of its obligations under clause 3.1 , 3.2 and 3.3, and that RBSG be registered as the holder of the Subscriber “A” Preference Shares and Subscriber Ordinary Shares in the Company’s register of members (itself held in Jersey).

3.5 The Subscriber, as security for its obligations hereunder, hereby appoints:

(a)	Ogier (and all partners and other authorised signatories of Ogier (in each case acting singly)); and

(b)	RBSG (and each of its directors, officers and authorised signatories (in each case acting singly))

as its attorney, in its name and on its behalf or otherwise, at such time and in such manner as the attorney thinks fit, to do and perform all such acts or things, and to execute, complete and deliver all such documents (including any stock transfer forms), as the attorney may, in its absolute discretion, consider necessary or desirable in connection with the transfer of all or any of the Subscriber Ordinary Shares and all

or any of the Subscriber “A” Preference Shares to RBSG in accordance with this Deed, provided always that such power of attorney shall not be exercisable until the Payment Undertaking has become effective in accordance with the terms of clause 2.3 hereof.  Such appointment shall be irrevocable unless the rights and obligations of the Subscriber for the time being under this Deed are novated to a third party in accordance with the provisions of clause 8.2 or Merrill Lynch replaces UBS as the Subscriber pursuant to clause 8.4, in which case such appointment shall lapse and have no further effect.  For the avoidance of doubt, the New Subscriber appointed pursuant to clause 8.2 or Merrill Lynch, if it replaces UBS as Subscriber pursuant to clause 8.4, shall be deemed to have appointed Ogier (and all partners and other authorised signatories of Ogier (in each case acting singly) and RBSG (and each of its directors, officers and authorised signatories (in each case acting singly) as its attorney in accordance with this clause. This power of attorney shall remain in full force and effect until the date occurring one year from the date hereof.

4. Representations, warranties and undertakings

4.1 The Company and RBSG jointly and severally represent and warrant on the date hereof to each of the Joint Sponsors in the terms of the Warranties set out in paragraphs 1, 3, and 4 of Schedule 1 (the Joint Warranties) and RBSG represents and warrants on the date hereof to each of the Joint Sponsors in the terms of the Warranties set out in paragraph 2 of Schedule 1 (the Issuer Warranties).  The Company and RBSG further jointly and severally represent and warrant to each of the Joint Sponsors that the Joint Warranties, and RBSG further represents and warrants to each of the Joint Sponsors that the Issuer Warranties, shall be true and accurate in all respects and not misleading on the date of Admission in any respect as if they had been made or given on the date of Admission (on the basis that references in the Warranties to any fact, matter or thing existing, occurring or having (or not having) occurred at or before the date of this Deed shall be construed as references to it having (or not having) so done at or before the date of Admission).

4.2 Until the date upon which the Subscriber has transferred the Subscriber “A” Preference Shares and Subscriber Ordinary Shares to RBSG pursuant to clause 3, the parties undertake to each other to procure (in so far as they are able) that no amendments will be made to the Articles of Association.

4.3 Until the date upon which the Subscriber no longer holds any interest in the Company’s share capital, the Company undertakes to each of the Joint Sponsors that it will not, and RBSG undertakes to each of the Joint Sponsors that it will procure (insofar as it is able) that the Company will not, undertake any activities other than those contemplated under this Deed, the Second Subscription and Transfer Deed or the Option Agreement.

4.4 If at any time up to Admission any event occurs or circumstances exist as a result of which RBSG or the Company becomes aware that any of the Warranties would be untrue or incorrect if such Warranty had been given or made at such time by reference to the facts and circumstances then existing, RBSG and/or the Company (as the case may be) shall immediately notify the Joint Sponsors, and RBSG and/or the Company will take such steps as the Subscriber reasonably requests to remedy the matter and, if so requested by the Subscriber (acting reasonably and in good faith), RBSG will make a public announcement in respect of such matter.  For the avoidance of doubt, a request by the Subscriber to remedy a matter will only be “reasonably” requested under this clause 4.4 where that matter is capable of being remedied.

4.5 RBSG undertakes to account to the relevant Tax Authority within the applicable time limits for any stamp duty, stamp duty reserve tax or any similar issuance or transfer tax (and any interest, fines or penalties in relation thereto) which is payable by either of the Joint Sponsors in connection with any issue or transfer of the Subscriber Ordinary Shares and/or the Subscriber “A” Preference Shares, or any right to or interest in the Subscriber Ordinary Shares and/or the Subscriber “A” Preference Shares pursuant to or in connection with this Deed, save that if and to the extent such amount comprises UK stamp duty (including any interest, fines or penalties) this clause 4.5 shall apply only if and to the extent such Joint Sponsor is required to account for such amount for the purposes of enforcing any right in connection with the Subscriber Ordinary Shares or the Subscriber “A” Preference Shares or this Deed.

4.6 If any of the Joint Sponsors accounts to the relevant Tax Authority for any such stamp duty, stamp duty reserve tax or other issuance or transfer tax referred to in clause 4.5 (and any interest, fines or penalties in relation thereto), RBSG shall reimburse, and indemnify, such Joint Sponsor on demand for the amount so accounted for by such Joint Sponsor (together with an amount equal to any reasonable costs incurred by such Joint Sponsor in connection therewith), save that if and to the extent such amount comprises UK stamp duty (including any interest, fines or penalties) this clause 4.6 shall apply only if and to the extent such Joint Sponsor is required to account for such amount for the purposes of enforcing any right in connection with the Subscriber Ordinary Shares or the Subscriber “A” Preference Shares or this Deed.

4.7 RBSG undertakes to pay, or procure that another person pays, to the relevant Tax Authority on behalf of or by the Company within the applicable time limits, any Taxation for which the Company becomes liable.

4.8 RBSG undertakes to indemnify each Joint Sponsor for any Taxation for which such Joint Sponsor becomes (or would but for the availability to such Joint Sponsor of a relief become) liable in connection with or as a result of any subscription, transfer, redemption or other disposal of any shares of the Company, or any other matter contemplated by this Deed, or the Placing Agreement (including, without limitation, the receipt of any payment referred to in the Placing Agreement or any discharge of the undertaking to procure the payment of the Subscription Amount except any Taxation on the overall actual net income of such Joint Sponsor in respect of any fee or commission payable to it).

4.9 All payments by RBSG or the Company under this Deed shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of Tax, unless required by law.  If any Tax is required by law to be deducted or withheld from or in connection with any such payment, RBSG or the Company (as relevant) will:

(a)	promptly upon becoming aware thereof, notify the relevant Joint Sponsor or the Company (as relevant) thereof;

(b)	make that deduction or withholding and any payment of Tax required in connection with that deduction or withholding within the time allowed and in the minimum amount required by law;

(c)
deliver to the payee such receipts, statements or other documents as the payee may reasonably request by way of evidence that the deduction or withholding has been made and any appropriate payment of Tax made to the relevant Tax Authority; and

(d)
increase the amount payable so that the amount received by the payee (after such deduction or withholding, including for the avoidance of doubt any additional deduction or withholding required as a result of such increase) is equal to the amount which the payee would have received if no such deduction or withholding had been made.

4.10 If any Joint Sponsor or the Company (as relevant) is subject to Tax in respect of any sum payable under this Deed, or if any such sum is taken into account in computing the taxable profits or income of such Joint Sponsor or the Company (as relevant), the sum payable shall be increased to such amount as will ensure that after payment of such Tax, (including, for the avoidance of doubt, any additional Tax payable as a result of such increase), such Joint Sponsor or the Company (as the case may be) retains a sum equal to the sum that it would have received and retained in the absence of such Tax.

4.11 If RBSG or the Company makes an increased payment in accordance with clause 4.9 or 4.10 and the recipient of such payment (the Recipient) determines in good faith that it has obtained, utilised and retained a relief from Tax or a refund of Tax which is attributable to such increased payment made by RBSG or the Company, then the Recipient shall reimburse to RBSG or the Company (as the case may be) as soon as reasonably practicable an amount equal to such proportion of the Tax so saved or refunded as will leave the Recipient, after such reimbursement, in the same after-Tax position (having regard to the time value of money) that it would have been in if the circumstances giving rise to such additional payment had not arisen.  For the avoidance of doubt, nothing in this Deed shall require any Joint Sponsor or the Company to disclose any information in relation to its Tax affairs to RBSG or any person acting for or on behalf of RBSG or the Company (as the case may be).

4.12 All sums payable by RBSG or the Company (the Payer) to any Joint Sponsor or (where relevant) the Company (the Payee) pursuant to this Deed are expressed exclusive of any amount in respect of VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) is or are the whole or part of the consideration for VAT purposes.  If any Payee makes (or is deemed for VAT purposes to make) any supply to the Payer pursuant to this Deed and VAT is or becomes chargeable in respect of such supply, the Payer shall pay to the Payee (within 14 days of the receipt of a valid VAT invoice) an additional sum equal to the amount of such VAT.

4.13 In any case where RBSG or the Company is obliged to pay a sum to any Joint Sponsor or the Company (as relevant) under this Deed by way of indemnity, reimbursement, damages or compensation for or in respect of any fee, liability, cost, charge or expense (the Relevant Cost), RBSG or the Company shall pay to such Joint Sponsor or the Company (as relevant) at the same time an additional amount determined as follows:

(a)
if the Relevant Cost is for VAT purposes the consideration for a supply of goods or services made to such Joint Sponsor or the Company (including, for the avoidance of doubt, where such supply is made to such Joint Sponsor or the Company (as relevant) acting as agent for RBSG or the Company (as relevant) within the terms of section 47 Value Added Tax Act 1994), such additional amount shall be equal to any input VAT which was incurred by such Joint Sponsor or the Company (as relevant) in respect of that supply and which it is not able to recover from the relevant Tax Authority; and

(b)
if the Relevant Cost is for VAT purposes a disbursement incurred by such Joint Sponsor or the Company as agent on behalf of RBSG or the Company and the relevant supply is made to RBSG or the Company for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by such Joint Sponsor or the Company (as relevant), and such Joint Sponsor or the Company (as relevant) shall use reasonable endeavours to procure that the relevant third party issues a valid VAT invoice in respect of the Relevant Cost to RBSG or the Company.

5. Indemnity

RBSG agrees to fully and effectively indemnify and hold harmless each Sponsor Indemnified Person from and against any and all Losses or Claims, whatsoever, as incurred (and whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Deed and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) if such Losses or Claims arise, directly or indirectly, out of, or are attributable to, or connected with, anything done or omitted to be done by any person (including the relevant Sponsor Indemnified Person) in connection with this Deed, such indemnity being given by RBSG on the same terms as set out in clauses 11 and 12 of the Placing Agreement, mutatis mutandis, and as if references to “the Company” were to “RBSG”, references to “Indemnified Person” were to “Sponsor Indemnified Person” and references to “JerseyCo” were to “the Company”.

6. Termination

6.1 In the event (i) of termination of the Placing Agreement in accordance with its terms, or (ii) that both UBS and Merrill Lynch have ceased to be sponsors to RBSG in connection with the Transaction otherwise than in connection with clause 8.2 below, this Deed shall, unless, upon the occurrence of (ii) above, RBSG elects to exercise its novation rights pursuant to clause 8.2 below, terminate and have no further force or effect and no party shall have any claim against any other under this Deed except that:

(a)	such termination shall be without prejudice to any accrued rights or obligations under this Deed; and

(b)	the provisions of this clause 6 and clauses 1, 4, 5, 8, 9, 10, 11, 15, 16, 17, 18, 19, 20, 21, 22, 23 and 24 shall remain in full force and effect.

6.2 For the avoidance of doubt, clause 6.1 above contains the only provisions pursuant to which this Deed may be terminated.

7. Further assurance

At any time after the date hereof each party agrees that it shall, promptly upon being required to do so by any other party hereto and so far as within its power, do or procure that there shall be done all such acts and things and execute or procure the execution of all such documents and instruments as such other party may from time to time reasonably require (before or after the date of Admission) in order to give full effect to this Deed (including, without limitation, procuring that the Subscriber “A” Preference Shares are allotted and issued as freely transferable shares), subject to the provisions of this Deed.

8. Assignment and novation

8.1 Subject to clauses 8.2 and 8.4, no party may assign or purport to assign:

(a)	this Deed;

(b)	all or any of its rights or obligations arising under or out of this Deed; or

(c)	the benefit of all or any of any other party’s obligations under this Deed.

8.2 Notwithstanding clause 8.1, the parties agree that they shall execute a deed of novation substantially in the terms of Schedule 2 to this Deed (the Deed of Novation) which shall operate so as to novate the rights and obligations of the Subscriber under this Deed to any third party nominated by RBSG (the New Subscriber), provided that the parties receive written notice from RBSG at least 3 Business Days prior to Admission requesting that the parties enter into such Deed of Novation and that a corresponding deed of novation is also to be entered into in connection with the Second Subscription and Transfer Deed and the Option Agreement.

8.3 For the avoidance of doubt, if the rights and obligations of the Subscriber are novated to a third party in accordance with clause 8.2:

(a)
the Subscriber shall have no rights or obligations under the terms of this Deed after the execution of the Deed of Novation except in respect of rights and obligations accrued prior to such execution and not novated to the New Subscriber; and

(b)	the right of RBSG to elect that Merrill Lynch shall replace UBS as the Subscriber in accordance with the terms of this Deed shall terminate.

8.4 RBSG may only elect that Merrill Lynch shall replace UBS as the Subscriber if RBSG elects that Merrill Lynch shall also replace UBS as the Subscriber for the purposes of the Second Subscription and Transfer Deed and the Option Agreement.  If RBSG elects that Merrill Lynch shall replace UBS as the Subscriber in accordance with the terms of this Deed, such election shall take effect on receipt, or deemed receipt, of the notice of election by the last of the parties to receive, or be deemed to receive, such notice (the Effective Time).  With immediate effect from the Effective Time, Merrill Lynch shall assume the rights and obligations of the Subscriber under this Deed and UBS shall have none of the rights or obligations expressed to be rights or obligations of the Subscriber pursuant to this Deed except in respect of rights and obligations accrued prior to the Effective Time and not assumed by Merrill Lynch. For the avoidance of doubt, the provisions of the immediately preceding sentence shall be without prejudice to any of UBS’s rights or obligations (including such as may have accrued at the Effective Time) pursuant to this Deed in its capacity as Joint Sponsor.

9. Variation

No variation of this Deed shall be effective unless made in writing and signed by or on behalf of each of the parties to this Deed.

10. Waiver

10.1 No failure or delay by the parties hereto to exercise any right, power or remedy provided by law or hereunder shall operate as a waiver of the same or of some other right, power or remedy, nor shall any partial exercise thereof preclude any further exercise of the same or of some other right, power or remedy. The rights and remedies provided under this Deed are cumulative and are not exclusive of any rights and remedies provided by law or otherwise.

10.2 Any waiver of any right, power or remedy under this Deed must be in writing and may be given subject to such conditions as the grantor may in its absolute discretion decide. Any such waiver (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

11. No partnership or agency

11.1 Nothing in this Deed shall constitute a partnership between the parties or constitute any as agent of the others for any purpose whatever and none shall have authority or power to bind the others or to contract in the name of or create liability against the others in any way or for any purpose save as expressly authorised in writing by the others from time to time.

11.2 Each party is entering into this Deed for its respective benefit and not for the benefit of any other person.

12. Invalidity

Each of the provisions of this Deed is severable. If any such provision or part thereof is or becomes illegal, invalid or unenforceable in any respect, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remaining provisions hereunder shall not in any way be affected or impaired thereby.

13. Continuance after Admission

The provisions of this Deed, and of all other documents referred to herein, shall not (save where the context otherwise requires) be extinguished or affected by the performance of the obligations contained herein.

14. Time of the essence

14.1 Any time, date or period mentioned in this Deed may be extended by agreement in writing between the parties hereto or otherwise as provided herein.

14.2 Any time, date or period mentioned in this Deed shall be of the essence and, if such time, date or period is extended as aforesaid, then such extended time, date or period shall also be of the essence.

15. Costs

15.1 Whether or not Subscriber “A” Preference Shares are allotted and issued to the Subscriber, the properly incurred costs and expenses of each party in relation to the negotiation, preparation, execution and implementation of, and the enforcement of, or preservation of any rights under, this Deed including all costs and expenses (including all legal fees and out-of-pocket expenses) properly incurred by the Joint Sponsors and, where applicable, VAT, shall be paid by RBSG.  RBSG shall forthwith upon demand by either Joint Sponsor (accompanied by the relevant receipt therefor) reimburse such Joint Sponsor the amount of any such costs and expenses paid by such Joint Sponsor on behalf of RBSG.

15.2 For the avoidance of doubt, any costs or expenses arising in relation to stamp duty, stamp duty reserve tax and similar issuance or transfer taxes will be governed by the provisions of clauses 4.5 to 4.8.

16. double recovery

No party to this Deed shall be entitled to recover damages or obtain recovery, payment, reimbursement or indemnity to the extent that such party has already obtained recovery, payment, reimbursement or indemnity in respect of the same matter under any other Transaction Document.

17. Entire agreement

17.1 This Deed (together with the other Transaction Documents) contains the entire agreement and understanding between the parties with respect to the Transaction.

17.2 Except in the case of fraud, each of the parties to this Deed acknowledges and agrees that it does not enter into this Deed on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Deed or not) except those expressly repeated or referred to in this Deed and the other Transaction Documents.

17.3 Nothing in this Deed shall be read or construed as excluding any liability or remedy in respect of fraud.

18. Contracts (Rights of Third Parties) Act 1999

18.1 A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms (other than as provided in clause 18.2 below).

18.2 Each of the Sponsor Indemnified Persons who is not a party to this Deed shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce their respective rights under clauses 4.5, 4.6, 4.8 to 4.13 and 5 as amended from time to time, provided that the Joint Sponsor of which such Sponsor Indemnified Person is an affiliate shall have sole conduct of any action on behalf of any such Sponsor Indemnified Person and no enforcement shall be permitted by any such Sponsor Indemnified Person without the consent of the relevant Joint Sponsor.

18.3 Notwithstanding the provisions of clause 18.2, any rights arising by virtue of the Contracts (Rights of Third Parties) Act 1999 may be rescinded or varied in any way and at any time by the parties to this Deed without the consent of any of the Sponsor Indemnified Persons who is not a party to this Deed.  The Joint Sponsors shall not have any responsibility to any third party as a result of this Deed.

19. Notices

19.1 Any notice or other document to be served under this Deed shall be in writing and may be delivered by hand or sent by facsimile to the party to be served at its address or facsimile number shown below and marked for the attention of the person indicated. Either party may change any such details by giving no fewer than five days’ notice in accordance with this clause 19 to the other parties to this Deed.

19.2 Any notice or document delivered or sent in accordance with clause 19.1 shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by facsimile, at the time of transmission,

provided that if delivery by hand or facsimile occurs on a day which is not a Dealing Day or after 6.00 p.m. on a Dealing Day, service shall be deemed to occur at 9.00 a.m. on the following Dealing Day.

19.3 The person to whom notices or documents should be addressed for the purposes of this clause 19 are:

(a)	if to be served on the Company:

For the attention of the Company Secretary

Ogier SPV Services Limited (FAO Peter Gatehouse)
Whiteley Chambers
Don Street
St Helier
Jersey JE4 9WG

Facsimile number: 01534 504 444

(b)	if to be served on RBSG:

For the attention of Group General Counsel and Group Secretary

RBS Gogarburn
Edinburgh
EH12 1HQ

Facsimile number: 0131 626 2997

(c)	if to be served on UBS:

For the attention of Equity Capital Markets

UBS Limited
1 Finsbury Avenue
London EC2M 2PP

Facsimile number: +44 20 7567 4127

(d)	if to be served on Merrill Lynch:

For the attention of ECM Syndicate Desk

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ

Facsimile number: +44 20 7995 2516

The parties agree that the provisions of this clause 19 shall not apply to the service of any writ, summons, order, judgement or other document relating to or in connection with any legal proceedings.

20. Counterparts

This Deed may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall be deemed an original, but all the counterparts shall together constitute one and the same agreement.

21. Service of process

The Company hereby irrevocably appoints Hackwood Secretaries Limited at the date hereof situated at One Silk Street, London EC2Y 8HQ (for the attention of the Company Secretary for the time being) or such other person as the Company may from time to time approve for the purpose of accepting service of process on its behalf in England in respect of any proceedings arising out of or in connection with this Deed.  Such service shall be deemed completed on delivery to Hackwood Secretaries Limited whether or not it is forwarded to or received by the Company).

22. Confidentiality

The parties agree that the identity of the Subscriber and the exercise of any discretion or right under this Deed or under any other agreements relating to the arrangements set out herein, including, without limitation, the transfer of rights and obligations under this Deed to Merrill Lynch and the novation of rights and obligations under this Deed to any New Subscriber, shall be kept confidential and that they will not disclose such to any person other than the parties to this Deed, Computershare Investor Services plc and any New Subscriber, save as may be required by law or regulation (in which case the disclosing party shall, where permissible, consult with the other parties hereto and take account of their reasonable comments).

23. Governing law

This Deed and any non-contractual obligations arising out of or in relation to this Deed are governed by and shall be construed in accordance with English law.

24. Jurisdiction

24.1 Subject to clause 24.2, the parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed and each party irrevocably agrees to submit to the exclusive jurisdiction of the English courts for all purposes relating to this Deed.

24.2 Notwithstanding the provisions of clause 24.1, in the event that any Sponsor Indemnified Person becomes subject to proceedings brought by a third party (the Foreign Proceedings) in the courts of any country other than England (the Foreign Jurisdiction), such Sponsor Indemnified Person shall be entitled, without objection by RBSG or the Company, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that any issues between any such Sponsor Indemnified Person and RBSG and/or the Company are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings, and RBSG and the Company each hereby submit to the jurisdiction of the Foreign Jurisdiction for this purpose.

In witness whereof the parties have executed this Deed on the date and year first above written.

SIGNED and DELIVERED as a DEED by ENCUENTRO LIMITED acting by two Directors or a Director and the Secretary	) ) ) )	/s/ [illegible] /s/ [illegible]

SIGNED and DELIVERED as a DEED by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by two Directors or a Director and the Secretary	) ) ) ) )	/s/ [illegible] /s/ [illegible]

SIGNED and DELIVERED as a DEED by UBS LIMITED acting by authorised signatories	) ) )	/s/ [illegible] /s/ David Seal Associate Dirrector

SIGNED and DELIVERED as a DEED by MERRILL LYNCH INTERNATIONAL	) ) )	/s/ [illegible]

Witnessed by:  /s/ Deborah Yates

Name: Deborah Yates

Occupation: AVP, Origination counsel
Address: 2 King Edward St, London EC1A 1HQ

SCHEDULE 1

WARRANTIES

1. The Company’s Capacity

1.1 The Company is a private limited company incorporated under Jersey law and since incorporation:

(a)	it has been in continuous existence;

(b)
it has not traded or carried on any business or activity of any nature other than amending its memorandum and articles of association in contemplation and for the purposes of the steps contemplated by the Transaction Documents; and

(c)	it has not incurred any liabilities in excess of £100.

1.2 This Deed has been duly authorised, executed and delivered by, and constitutes a valid and legally binding agreement of, the Company, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

1.3 The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Deed:

(a)	have been duly authorised by all corporate or other action required under Jersey law;

(b)	do not and will not require any consent, approval, authorisation or order of, or filing with, any governmental or other agency or body or any court; and

(c)	will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under:

(i)	any statute, or any rule, regulation or order, judgement or decree of any government, governmental agency or body or any court applicable in respect of the Company or any of its property;

(ii)	any agreement or instrument or other obligation to which the Company is a party or by which the Company or any of its properties, undertakings, assets or revenues are bound; or

(iii)	the constitutional documents of the Company.

2. RBSG’s Capacity

2.1 RBSG is a public limited company incorporated under the laws of Scotland and since incorporation has been in continuous existence.

2.2 This Deed has been duly authorised, executed and delivered by, and constitutes a valid and legally binding agreement of, RBSG, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

2.3 The execution and delivery by RBSG of, and the performance by RBSG of its obligations under, this Deed:

(a)	have been duly authorised by all corporate or other action required under Scottish law;

(b)	do not and will not require any consent, approval, authorisation or order of, or filing with, any governmental or other agency or body or any court; and

(c)	will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under:

(i)	any statute, or any rule, regulation or order, judgment or decree of any government, governmental agency or body or any court applicable in respect of RBSG or any of its property;

(ii)	any agreement or instrument or other obligation to which RBSG is a party or by which RBSG or any of its properties, undertakings, assets or revenues are bound; or

(iii)	the constitutional documents of RBSG.

3. The Shares

3.1 Save for any Encumbrance created pursuant to this Deed, there will be no Encumbrance over or in relation to the Subscriber “A” Preference Shares at the time of their allotment and issue.

3.2 At the date of allotment of the Subscriber “A” Preference Shares, the directors of the Company shall have due authority to allot the Subscriber “A” Preference Shares and such shares shall be:

(a)	issued as freely transferable shares with the rights set out in the Articles of Association and ranking pari passu among themselves; and

(b)	duly authorised and validly issued and will be credited as fully paid up.

3.3 At the date of allotment of the Subscriber Ordinary Shares, the directors of the Company shall have due authority to allot the Subscriber Ordinary Shares and such shares when allotted and issued will have been duly and validly authorised and, upon allotment and issue as provided in this Deed, will be fully paid and free from any Encumbrances.

4. Taxation

4.1 The Company is and, during any period in which the Subscriber holds, or is contractually obliged to subscribe for, shares in the Company (and for the time immediately thereafter) will remain, resident in the United Kingdom and nowhere else for United Kingdom Taxation purposes.

4.2 RBSG has not caused or permitted any issue or transfer of shares or debentures in the Company which is unlawful for the purposes of section 765 of the Income and Corporation Taxes Act 1988.

4.3 No share register of the Company is located or kept in the United Kingdom.

SCHEDULE 2

DEED OF NOVATION

THIS DEED is made on [  ] 2008

BETWEEN:

(1)	UBS LIMITED a company incorporated under the laws of England and Wales with registered number 2035362, whose registered office is at 1 Finsbury Avenue, London EC2M 2PP [(the Subscriber)] [(UBS)];

(2)
MERRILL LYNCH INTERNATIONAL, a company incorporated under the laws of England and Wales with registered number 02312079, whose registered office is at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ [(the Subscriber)] [(Merrill Lynch)];

(3)	ENCUENTRO LIMITED, a company incorporated in Jersey with registered number 99953, whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG (the Company);

(4)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated under the laws of Scotland with registered number 45551, whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (RBSG); and

(5)	[ ], a company incorporated under the laws of [ ] with registered number [ ], whose registered office is at [ ] (the New Subscriber).

Whereas:

(A) Pursuant to the First Subscription and Transfer Deed, the Subscriber has agreed to subscribe for, and the Company has agreed to allot and issue to the Subscriber, the Subscriber “A” Preference Shares, and Subscriber has agreed to transfer the Subscriber “A” Preference Shares and the Subscriber Ordinary Shares to RBSG.

(B) RBSG wishes the Subscriber to be released and discharged from the First Subscription and Transfer Deed as from the date of this Deed (the Effective Date) and the New Subscriber has agreed to release and discharge the Subscriber from the Effective Date upon the terms of the New Subscriber’s undertaking to perform and discharge the Subscriber’s obligations, duties and liabilities under the First Subscription and Transfer Deed and be bound by the terms of the First Subscription and Transfer Deed in place of the Subscriber.

1.           Interpretation

1.1           In this Deed, the following expressions shall have the following meanings:

First Subscription and Transfer Deed means the deed entitled “First Subscription and Transfer Deed” entered into on [  ] 2008 between, among others, the Subscriber, the Company and RBSG;

Capitalised terms used in this Deed, unless otherwise defined herein, shall have the meaning given to them in the First Subscription and Transfer Deed.

1.2           In this Deed, unless the context otherwise requires:

(a)	references to “persons” shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b)	the headings are inserted for convenience only and shall not affect the construction of this Deed; and

(c)
any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any such amendment, consolidation or re-enactment after the date of this Deed would increase or extend the liability of any Joint Sponsor hereunder (whether in its capacity as Subscriber or not).

2.Novation

On the date of this Deed, and in consideration for the parties’ mutual obligations under this Deed:

2.1	the Subscriber novates to the New Subscriber its rights and benefits under the First Subscription and Transfer Deed;

2.2
the New Subscriber assumes and shall be obliged and undertakes to perform and discharge the Subscriber’s obligations, duties and liabilities under the First Subscription and Transfer Deed in place of the Subscriber to the extent falling to be performed and discharged after the date of this Deed;

2.3
the New Subscriber shall have all the rights and benefits, and shall bear all the obligations, duties and liabilities, of the Subscriber under the First Subscription and Transfer Deed from the date of this Deed;

2.4
the Subscriber is released from all of its obligations, duties and liabilities under the First Subscription and Transfer Deed to the extent falling to be performed and discharged after the date of this Deed (but without prejudice to accrued rights); and

2.5	the Company, RBSG and [UBS] [Merrill Lynch] consent and agree:

(i)	to the terms of this Deed and the novation effected by it;

(ii)	to be bound by the First Subscription and Transfer Deed in every way as if the New Subscriber were expressly named as the Subscriber under the First Subscription and Transfer Deed; and

(iii)
to discharge the Subscriber from all claims, liabilities and demands by the Company, RBSG or [UBS] [Merrill Lynch] under the First Subscription and Transfer Deed, save to the extent these have accrued prior to the date of this Deed.

3.           Notice and acknowledgment

3.1	The Subscriber notifies each of the other parties of the novation referred to in clause 2.

3.2	Each of the other parties consents to the novation referred to in clause 2 and acknowledges receipt and sufficiency of the notification given by the Subscriber in clause 3.1.

4.           Variation

4.1
No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties.  The expression “variation” shall include without limitation any supplement, deletion, novation or replacement howsoever effected.

4.2
Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this Deed which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Deed shall remain in full force and effect, except and only to the extent that they are so varied.

5.           FURTHER ASSURANCE

Each party agrees to perform all further acts and things, and execute and deliver such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Deed.

6.    Assignments and transfer

Other than in accordance with the provisions of clause 8 of the First Subscription and Transfer Deed, no party may assign any of its rights or transfer any of its rights or obligations under this Deed.

7.    Partial invalidity

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of the remaining provisions in that jurisdiction or of that provision in any other jurisdiction.

8.           WAIVER OR VARIATION

No failure or delay by any Party in exercising any right or remedy relating to this Deed shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

9.           NOTICES

9.1	The provisions of clause 18 (Notices) of the First Subscription and Transfer Deed shall apply to this Deed.

9.2	For the purpose of the First Subscription and Transfer Deed, the New Subscriber’s address for notices shall be as follows:

For the attention of [name or position]

[address]

Facsimile number: [number]

10.           COUNTERPARTS

This Deed may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall be deemed an original, but all the counterparts shall together constitute one and the same agreement.

11.    Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

12.    Service of process

The Company hereby irrevocably appoints Hackwood Secretaries Limited at the date hereof situated at One Silk Street, London EC2Y 8HQ (for the attention of the Company Secretary for the time being) or such other person as the Company may from time to time approve for the purpose of accepting service of process on its behalf in England in respect of any proceedings arising out of or in connection with this Deed.  Such service shall be deemed completed on delivery to Hackwood Secretaries Limited whether or not it is forwarded to or received by the Company).

13.    Governing law

This Deed and any non-contractual obligations arising out of or in relation to this Deed are governed by and shall be construed in accordance with English law.

14.    Jurisdiction

The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed and each party irrevocably agrees to submit to the exclusive jurisdiction of the English courts for all purposes relating to this Deed.

IN WITNESS whereof the parties have executed this Deed on the date and year first above written.

SIGNED and DELIVERED as a DEED by ENCUENTRO LIMITED acting by a Directors and [a Director] [the Secretary]	) ) ) )

SIGNED and DELIVERED as a DEED by THE ROYAL BANK OF SCOTLAND GROUP PLC acting by a Directors and [a Director] [the Secretary]	) ) ) ) )

SIGNED and DELIVERED as a DEED by UBS LIMITED acting by authorised signatories	) ) )

SIGNED and DELIVERED as a DEED by MERRILL LYNCH INTERNATIONAL	) ) )

Witnessed by:  ……………………………….

Name: ....…………….………………………….

Occupation: …….....………………………….

Address: ……………..………………………..

SIGNED and DELIVERED as a DEED by [NEW SUBSCRIBER] acting by a Directors and [a Director] [the Secretary]	) ) ) ) )